PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)

(TO PROSPECTUS DATED JANUARY 8, 2002)                 Registration No. 333-72282

[LUCENT TECHNOLOGIES LOGO]
                            LUCENT TECHNOLOGIES INC.

  1,885,000 SHARES OF 8.00% REDEEMABLE CUMULATIVE CONVERTIBLE PREFERRED STOCK

  $1,885,000,000 PRINCIPAL AGGREGATE AMOUNT OF 8.00% CONVERTIBLE SUBORDINATED
            DEBENTURES ISSUABLE IN EXCHANGE FOR THE PREFERRED STOCK

  252,005,273 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE CONVERSION PRIVILEGE ATTACHED TO THE PREFERRED STOCK OR CONVERTIBLE SUBORDINATED DEBENTURES

  46,328,725 SHARES OF COMMON STOCK ISSUABLE IN CONNECTION WITH THE PAYMENT OF
                        DIVIDENDS ON THE PREFERRED STOCK

     This prospectus supplement relates to resales of preferred stock and to sales of convertible subordinated debentures that may be issued in exchange for preferred stock and to common stock that may be issued upon conversion of preferred stock or convertible subordinated debentures, by the securityholders named under the caption "Selling Securityholders" in this prospectus supplement and the accompanying prospectus, all as described under the caption "Plan of Distribution" in the accompanying prospectus. This prospectus supplement should be read in conjunction with the accompanying prospectus dated January 8, 2002, which is to be delivered with this prospectus supplement.

     The table appearing under "Selling Securityholders" in the accompanying prospectus is hereby amended by the addition of, or the listing of additional securities for, the following selling securityholders:

                                                                                           SHARES OF
                                                                                            COMMON
                                                                                             STOCK
                                                           PRINCIPAL AMOUNT                  OWNED
                                               SHARES OF    OF CONVERTIBLE    SHARES OF    PRIOR TO
                                               PREFERRED     SUBORDINATED       COMMON       THIS
SELLING SECURITYHOLDER(1)                      STOCK(2)    DEBENTURES(2)(3)    STOCK(4)    OFFERING
-------------------------                      ---------   ----------------   ----------   ---------
1976 Distribution Trust FBO A.R. Lauder/
  Zinterhofer................................         7      $      7,000            936         nil
1976 Distribution Trust FBO Jane A. Lauder...        13            13,000          1,738         nil
2000 Revocable Trust FBO A.R. Lauder/
  Zinterhofer................................         7             7,000            936         nil
ACM Research Fund............................     1,730         1,730,000        231,284         nil
Advent Convertible Master Caymen L.P.........     3,686         3,686,000        492,781         nil
Allentown City Firefighters Pension Plan.....        25            25,000          3,343         nil
Allentown City Officers & Employees Pension
  Fund.......................................        10            10,000          1,337         nil
Allentown City Police Pension Plan...........        45            45,000          6,017         nil
Amarath Securities L.L.C.(5).................    10,250        10,250,000      1,370,321         nil
American Motorist Insurance Company..........       516           516,000         68,984         nil
Arapahoe County Colorado.....................        51            51,000          6,819         nil
Banc of America Securities LLC...............     2,743         2,743,000        366,712         nil
Bank of America Pension Plan.................     1,350         1,350,000        180,482         nil
British Virgin Islands Social Security
  Board......................................        39            39,000          5,214         nil
Canyon Capital Arbitrage Master Fund, Ltd....     2,550         2,550,000        340,909         nil
Canyon Mac 18 (RMF) Ltd. ....................       595           595,000         79,546         nil
Canyon Value Realization Fund (Cayman),
  Ltd. ......................................     3,485         3,485,000        465,909         nil
City of New Orleans..........................       208           208,000         27,808         nil

                                                                                           SHARES OF
                                                                                            COMMON
                                                                                             STOCK
                                                           PRINCIPAL AMOUNT                  OWNED
                                               SHARES OF    OF CONVERTIBLE    SHARES OF    PRIOR TO
                                               PREFERRED     SUBORDINATED       COMMON       THIS
SELLING SECURITYHOLDER(1)                      STOCK(2)    DEBENTURES(2)(3)    STOCK(4)    OFFERING
-------------------------                      ---------   ----------------   ----------   ---------
City University of New York..................       125           125,000         16,712         nil
Common Fund Event Driven Company c/o IBT Fund
  Services (Cayman)..........................       521           521,000         69,653         nil
Credit Suisse First Boston Corp. ............     2,000         2,000,000        267,380         nil
Deeprock & Co. ..............................     1,000         1,000,000        133,690         nil
General Motors Welfare Benefit Trust
  (VEBA).....................................     1,000         1,000,000        133,690         nil
GLG Global Convertible Fund..................     7,185         7,185,000        960,562         nil
GLG Global Convertible UCITS Fund............       815           815,000        108,958         nil
Grady Hospital Foundation....................       110           110,000         14,706         nil
HFR Convertible Arbitrage Account............       214           214,000         28,610         nil
Independence Blue Cross......................       225           225,000         30,081         nil
Island Drive Offshore, Ltd. .................     1,300         1,300,000        173,797         nil
Jeffries & Company, Inc. ....................     2,500         2,500,000        334,225         nil
JMG Capital Partners LP(5)...................       500           500,000         66,845         nil
JMG Triton Offshore Fund, LTD(5).............     9,600         9,600,000      1,283,423         nil
Lehman Brothers Inc. ........................   110,000       110,000,000     14,705,878         nil
Lehman Brothers Special Finance..............    62,925        62,925,000      8,412,431         nil
Levco Alternative Fund, Ltd. ................    13,649        13,649,000      1,824,733         nil
Local Initiatives Support Corporation........        50            50,000          6,685         nil
Lyxor Master Fund............................       843           843,000        112,701         nil
McMahan Securities Co. L.P.(5)...............     7,040         7,040,000        941,177         nil
Merril Lynch Insurance Group.................       276           276,000         36,899         nil
Minnesota Power and Light....................       160           160,000         21,391         nil
Morgan Stanley...............................     7,500         7,500,000      1,002,674         nil
Municipal Employees..........................       187           187,000         25,000         nil
Nabisco Holdings.............................        30            30,000          4,011         nil
New Orleans Firefighters Pension/Relief
  Fund.......................................       113           113,000         15,107         nil
Occidental Petroleum Corporation.............       214           214,000         28,610         nil
Ohio Bureau of Workers Compensation..........       150           150,000         20,054         nil
Oppehheimer Convertible Securities Fund......     5,000         5,000,000        668,450         nil
Paloma Securities L.L.C.(5)..................     2,250         2,250,000        300,803         nil
Parsimony Limited............................     3,000         3,000,000        401,070         nil
Peoples Benefit Life Insurance Company
  (Teamsters Separate Account)...............     3,350         3,350,000        447,861         nil
Policeman and Firemen Retirement System of
  the City of Detroit........................       513           513,000         68,583         nil
Pro-mutual...................................       613           613,000         81,952         nil
Purchase Associates, L.P. ...................     3,687         3,687,000        492,914         nil
Raytheon Master Pension Trust................       206           206,000         27,541         nil
Retail Clerks Pension Trust..................     1,600         1,600,000        213,904         nil
RJR Reynolds.................................        85            85,000         11,364         nil

                                                                                           SHARES OF
                                                                                            COMMON
                                                                                             STOCK
                                                           PRINCIPAL AMOUNT                  OWNED
                                               SHARES OF    OF CONVERTIBLE    SHARES OF    PRIOR TO
                                               PREFERRED     SUBORDINATED       COMMON       THIS
SELLING SECURITYHOLDER(1)                      STOCK(2)    DEBENTURES(2)(3)    STOCK(4)    OFFERING
-------------------------                      ---------   ----------------   ----------   ---------
Sagamore Hill Hub Fund, Ltd. ................    14,750        14,750,000      1,971,925         nil
Shell Pension Trust..........................       504           504,000         67,380         nil
Silverado Arbitrage Trading, LTD.............     1,025         1,025,000        137,033         nil
St. Albans Partners Ltd. ....................     3,350         3,350,000        447,861         nil
State of Maryland Retirement Agency..........     2,636         2,636,000        352,407         nil
Susquehanna Capital Group....................     3,500         3,500,000        467,915         nil
The Grable Foundation........................        99            99,000         13,236         nil
Tribeca Investments, L.L.C.(5)...............     3,000         3,000,000        401,070         nil
Trustmark Insurance Company..................       285           285,000         38,102         nil
UBS AG, London Branch(5).....................    34,200        34,200,000      4,572,192         nil
UBS O'Connor LLC f/b/o UBS Global Convertible
  Portfolio..................................     1,000         1,000,000        133,690         nil
UBS O'Connor LLC f/b/o UBS Global Equity
  Arbitrage Master Ltd. .....................    26,000        26,000,000      3,475,935         nil
UBS Warburg LLC..............................    15,412        15,412,000      2,060,428         nil
US Allianz Growth & Income Fund..............        22            22,000          2,942      28,390
Value Realization Fund, L.P. ................     1,870         1,870,000        250,000         nil
Van Kampen Equity Income Fund................    13,633        13,633,000      1,822,594   3,715,600
Van Kampen Growth & Income Fund..............     5,935         5,935,000        793,449   3,925,100
Van Kampen Harbor Fund.......................     4,000         4,000,000        534,760      28,390
Van Kampen Life Investment Trust Growth &
  Income Portfolio...........................       410           410,000         54,813     347,800
Whitebox Convertible Arbitrage Partners
  L.P. ......................................     7,000         7,000,000        935,829         nil
Yield Strategies Fund I, L.P. ...............     3,350         3,350,000        447,861         nil
Yield Strategies Fund II, L.P. ..............     3,350         3,350,000        447,861         nil
Other selling securityholders(1).............   220,722       220,722,000     29,508,281     Unknown

---------------

(1) Information about other selling securityholders may be provided in prospectus supplements or post-effective amendments.

(2) In each case, none of these securities were held prior to this offering.

(3) Based on the principal amount of convertible subordinated debentures originally issuable in exchange for the preferred stock, calculated by reference to the initial liquidation preference of the preferred stock of $1,000.00 per share. The principal amount is subject to increase as a result of increases in the liquidation preference of the preferred stock to reflect the accretion of unpaid dividends. See "Description of Preferred
    Stock -- Exchange Right" in the accompanying prospectus.

(4) Based on the shares of common stock originally issuable upon exercise of the conversion privilege attached to the preferred stock or the convertible subordinated debentures with fractions rounded up to the nearest whole share. The number of shares of common stock so issuable is subject to increase as a result of antidilution adjustments and, in the case of conversion of the preferred stock, increases in the liquidation preference of the preferred stock to reflect the accretion of unpaid dividends. No fractional shares of common stock will be issued upon conversion of the preferred stock. Instead of issuing fractional shares, we will deliver scrip that will entitle the holder to receive a full share upon surrender of such scrip aggregating a full share. See "Description of Preferred
    Stock -- Conversion

    Rights" and Description of the Convertible Subordinated
    Debentures -- Conversion," in the accompanying prospectus.

(5) The number of securities listed in this prospectus supplement against the name of this selling securityholder is in addition to the number of securities listed against the name of this selling securityholder in the accompanying prospectus.

     Unless otherwise disclosed in the footnotes to the table above, no selling securityholder has, or within the past three years has had, any position, office or other material relationship with us or any or our predecessors or affiliates.

     Our common stock trades on The New York Stock Exchange under the symbol "LU". On February 6, 2002, the closing sale price of our common stock was $5.76 per share.

     INVESTING IN OUR PREFERRED STOCK, CONVERTIBLE SUBORDINATED DEBENTURES OR OUR COMMON STOCK INVOLVES RISKS. "RISK FACTORS" BEGINS ON PAGE 9 OF THE ACCOMPANYING PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS WHICH ACCOMPANIES THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is February 7, 2002